The Gabelli Westwood Small Cap Equity Fund
1st Quarter 2000
Section 10f-3 Transactions




The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund. A folder documenting such compliance for each transaction is available for inspection by Board Members.

Trade Dates                    02-25-00
Issue                          Hotel Reservations Network
Shares                         2,000
Price                          $16
Amount                         $32,000
Spread Amount                  1.12
Spread %                       7.0%
Fund's % of Issue              0.04%
% of Issue for all
Westwood Funds                 0.04%
Broker 			       Donaldson Lufkin & Jenrette
Issues within
90 days			        3
Reason			       (1),(2)



The Purchases listed above meet the following requirements of 10f-3
 ...Part of an issue registered under the Securities Act of 1933.
 ...Purchased at not more than the offering price.
 ...Offered pursuant to a firm commitment underwriting.
 ...The issuer has been in continuos operation for at least 3 years.

All other requirements are presented in the table above.

Reason Key

(1) Does not exceed 125% of the mean offering spread of 3 comparable Issues underwritten in the last 90 days.
(2) Does not exceed 110% of this underwriting spread of 3 comparable Issues underwritten in the last 90 days.



Note: If 3 comparable issues are not available within 90 days, a one-year window is used.